Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS EARNINGS FOR THE THIRD QUARTER OF FISCAL 2005

MILWAUKEE, WI April 21, 2005/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2005 third quarter consolidated net sales of $840.5 million and consolidated net income of $80.6 million or $1.56 per diluted share. The third quarter of fiscal 2004 had consolidated net sales of $654.7 million and consolidated net income of $71.3 million or $1.44 per diluted share. The consolidated net sales increase of $185.8 million or 28% was primarily due to the inclusion of $108.2 million of net sales from the Simplicity Manufacturing, Inc. (“Simplicity”) acquisition in July of 2004 and the inclusion of $71.9 million of net sales of lawn and garden equipment as a result of the acquisition of selected assets of the bankrupt Murray, Inc. (“Murray”) in February of 2005. Consolidated net income increased $9.4 million between years. Third quarter consolidated net income benefited from the recognition of an extraordinary gain of $30 million ($19.8 million after the tax effects of the transaction) related to the difference between the purchase price and the estimated realizable value of the Murray assets. The decrease in consolidated net income for the quarter, excluding the benefit of the extraordinary gain, was due to the impact of increased spending on raw materials and other manufacturing costs and lower production volume in the Engines segment which was offset in part by improvement in sales volume and a more favorable exchange rate on Euro denominated engine sales.

For the first nine months of fiscal 2005, the Company had consolidated net sales of $1,783.2 million and consolidated net income of $86.2 million or $1.66 per diluted share. For the same period a year ago, consolidated net sales were $1,402.1 million, and consolidated net income was $95.9 million or $1.97 per diluted share. The $381.1 million or 27% increase in consolidated net sales was due to the inclusion of $260.1 million of net sales from Simplicity, the inclusion of $71.9 million of net sales of Murray product and the strong generator sales that were experienced in the first half of the year. The nine-month consolidated net income was lower by $9.7 million. The after tax difference between the write-off of the trade receivable from Murray in the first half of the year and the extraordinary gain recognized in the third quarter accounts for $5.9 million of the decrease. The remainder of the decrease is attributable to the same factors discussed for the third quarter, except on a year to date basis lower production volume was primarily a Power Products segment factor.

Engines:

Fiscal third quarter net sales were $604.9 million versus $581.9 million for the same period a year ago, an increase of $23.0 million or 4%. The improvement in net sales was the result of a 12% engine unit shipment increase over the same period a year ago ($55.6 million) and a revenue improvement from favorable exchange rates on Euro denominated engine sales ($11.6 million). Offsetting the increased unit and Euro benefit was an engine mix that favored lower priced product ($27.4 million), a lower volume of service parts and component sales ($13.4 million) and an increase in sales incentives over the same period a year ago. The engine mix and sales incentive impacts were the expected reversal from the favorable mix that occurred in the first half of the year and the timing of sales incentives as they relate to selected sales. Service parts and component sales were lower than anticipated in the third quarter due to the distribution network lowering their inventories in the third quarter.

Net sales for the first nine months of fiscal 2005 were $1,233.9 million versus $1,174.1 million in the prior year, an improvement of $59.7 million or 5%. The main drivers for the net sales increase were an engine unit shipment increase of 4% ($39.5 million) and a favorable price and Euro impact ($32.5 million). Offsetting the increases were lower service parts and component sales ($12.8 million), primarily in the third quarter.

Income from operations for the third quarter of fiscal 2005 was $85.5 million, down $24.5 million from $110.0 million during the same period in the prior year. The major contributors to the decrease were increased raw material and purchased component costs ($16.3 million), increases in overhead costs and operating expenses such as employee benefits and utilities ($6.7 million), the impact of lower production volumes ($6.2 million) and an unfavorable mix of shipments to lower priced, lower margined engines ($3.0 million). The decreases were partially offset by the increase in sales volume and the Euro impact described above.

Income from operations for the first nine months of fiscal 2005 was $95.4 million, down $53.3 million from $148.7 million during the same period a year ago. The most significant reason for the decrease was the write-off of the trade receivable from Murray ($38.9 million). The write-off was recorded against income from operations in the first half of the year, however the gain recognized on the acquisition of Murray assets in the third quarter ($30.0 million) is recorded as an extraordinary gain that is not included in income from operations. The other major contributor to the decrease in income from operations is higher raw material and purchased component costs incurred to date ($35.6 million). The primary offset to the decreases in income from operations is the benefit received from the favorable Euro impact and price increases.

Power Products:

Fiscal third quarter net sales were $323.7 million versus $125.6 million from the same period a year ago, an increase of $198.0 million. The increase in net sales was primarily the result of the inclusion of $108.2 million of net sales from our Simplicity acquisition and $71.9 million of net sales from our Murray asset acquisition. The remaining improvement was the result of pressure washer and generator unit volume increases. Pressure washer net sales increased 17%, while unit volume increased 29%. Volume grew because of retail inventory build-up of redesigned product in anticipation of spring and summer consumer demand and the placement of incremental SKU’s at retail. The difference between unit and dollar sales growth is mix that favored smaller, lower priced units. Generator net sales increased 15%, while unit volume increased 12%. Generator demand continues to be strong due to continued replenishment of inventory following the power outages caused by the major hurricane activity in our fiscal first quarter. The difference between dollar and unit sales growth reflects pricing changes instituted in January of 2005.

Sales for the first nine months of fiscal 2005 were $714.9 million versus $348.8 million in the prior year, a $366.1 million or 105% increase. As in the third quarter, the increase in net sales was primarily the result of the inclusion of net sales from our Simplicity and Murray acquisitions of $260.1 million and $71.9 million, respectively. The remaining improvement is basically the result of a generator net sales increase of 21% supported by a unit volume of the same percentage. The generator volume increase resulted from the strong hurricane activity in the first quarter. Pressure washer unit volume is up 9% between years but a mix shift to smaller, lower priced units resulted in a net sales gain of 4%.

Income from operations was $14.7 million in the third quarter of fiscal 2005, an improvement of $7.4 million over the same period a year ago. The Simplicity acquisition accounts for $3.4 million of this increase, while the Murray acquisition is breakeven due to the impact of purchase accounting. The remainder of the improvement was experienced on the generator and pressure washer products. Lower spending on manufacturing costs and operating expenses, increased prices and increased unit sales were the major factors improving income from operations.

Income from operations for the first nine months of fiscal 2005 was $19.2 million, a decrease of $2.7 million from the operating income generated for the same period a year ago. The Simplicity acquisition is responsible for $1.3 million of the decrease due to their operating loss through nine months. Simplicity’s operating income reflects $12.1 million of expenses associated with purchase accounting on inventory and other long-term assets. The remainder of the decrease occurred in the first six months of the fiscal year when the benefit from increased generator sales volume was offset by increased manufacturing costs.

General:

Other income was greater in both the third quarter and first nine months of fiscal 2005 due to the recognition of dividends on preferred stock that we own. The effective tax rate is 34.0% for the third quarter and first nine months of fiscal 2005 versus the prior year’s third quarter and nine-month rates of 33.6% and 33.2%, respectively.

The $30.0 million ($19.8 million after the tax effects of the transaction) extraordinary gain recorded in the third quarter, resulting from the acquisition of selected Murray assets, is our preliminary estimate of the realizable value in excess of our purchase price. During the last quarter of the fiscal year we will further evaluate the realizable value of the assets. In addition, we will determine what losses might result from reimbursement of costs associated with a contract manufacturing arrangement that was part of the Murray asset acquisition. We also believe we will be able to provide guidance no later than August on what our plans will be for the Murray product line.

Outlook:

We now believe that it will not be possible to recoup or make up the incremental increases that we project for material, component and other overhead costs being experienced in fiscal 2005. Therefore, we are lowering the top end of our forecast for fiscal 2005 to reflect this assumption. We presently are forecasting consolidated net income within the range of $143 to $148 million, or $2.76 to $2.85 per diluted share.

For the full fiscal year consolidated net sales should approximate $2.6 billion, with Murray being approximately $200 million of the total. At this time, we continue to assume we can achieve our projected sales targets for both business segments based upon our view of inventory levels and current orders. Our estimates could be affected by the retailer’s perception of consumer demand due to a variety of factors, one of which is weather. Weather at the end of the third quarter was cooler than normal and it is our understanding that retail sales of lawn and garden equipment was not at the same level as a year ago. However, there has been good moisture and our forecast assumes that the “late” spring in terms of temperature will not affect our level of product shipment.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders . Also available is a dial-in number to access the call real-time at (866) 219-5885. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 683055.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of purchased raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; the ability to successfully realize the value of assets bought out of bankruptcy; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended March

(In Thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2005	2004	2005	2004
NET SALES	$840,463	$654,681	$1,783,158	$1,402,060
COST OF GOODS SOLD	674,735	486,914	1,440,470	1,083,252

Gross Profit on Sales	165,728	167,767	342,688	318,808
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	68,244	53,263	228,862	151,333

Income from Operations	97,484	114,504	113,826	167,475
INTEREST EXPENSE	(10,240)	(9,603)	(27,154)	(29,031)
OTHER INCOME, Net	4,930	2,467	13,944	5,175

Income before Provision for Income Taxes	92,174	107,368	100,616	143,619
PROVISION FOR INCOME TAXES	31,350	36,100	34,220	47,700

Income before Extraordinary Gain	60,824	71,268	66,396	95,919
Extraordinary Gain	19,800	—	19,800	—

Net Income	$80,624	$71,268	$86,196	$95,919

Average Shares Outstanding	51,194	44,307	51,428	44,430
Income before Extraordinary Gain	1.19	1.61	1.29	2.16
Extraordinary Gain	0.38	—	0.38	—

BASIC EARNINGS PER SHARE	$1.57	$1.61	$1.67	$2.16

Diluted Average Shares Outstanding	51,710	50,331	51,964	50,428
Income before Extraordinary Gain	1.18	1.44	1.28	1.97
Extraordinary Gain	0.38	—	0.38	—

DILUTED EARNINGS PER SHARE	$1.56	$1.44	$1.66	$1.97

Segment Information

(In Thousands)

(Unaudited)

	Third Quarter		Nine Months
	2005	2004	2005	2004
NET SALES :
Engines	$604,866	$581,915	$1,233,852	$1,174,111
Power Products	323,650	125,637	714,912	348,800
Inter-Segment Eliminations	(88,053)	(52,871)	(165,606)	(120,851)

Total*	$840,463	$654,681	$1,783,158	$1,402,060

*Includes international sales of	$173,318	$122,518	$345,241	$282,982

GROSS PROFIT ON SALES :
Engines	$133,710	$156,450	$266,636	$279,823
Power Products	34,741	14,146	76,788	42,107
Inter-Segment Eliminations	(2,723)	(2,829)	(736)	(3,122)

Total	$165,728	$167,767	$342,688	$318,808

INCOME FROM OPERATIONS :
Engines	$85,522	$110,019	$95,374	$148,731
Power Products	14,685	7,314	19,188	21,866
Inter-Segment Eliminations	(2,723)	(2,829)	(736)	(3,122)

Total	$97,484	$114,504	$113,826	$167,475

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal March

(In Thousands)

(Unaudited)

	2005	2004
CURRENT ASSETS:
Cash and Cash Equivalents	$40,755	$184,800
Accounts Receivable, Net	471,192	419,647
Inventories	530,907	331,092
Deferred Income Tax Asset	61,485	55,167
Other	20,371	14,669

Total Current Assets	1,124,710	1,005,375

OTHER ASSETS:
Goodwill	251,395	154,070
Investments	45,661	43,489
Prepaid Pension	83,789	79,793
Deferred Loan Costs, Net	6,383	6,756
Other Long-Term Assets, Net	108,795	10,966

Total Other Assets	496,023	295,074

PLANT AND EQUIPMENT:
At Cost	974,047	863,144
Less - Accumulated Depreciation	544,048	506,169

Plant and Equipment, Net	429,999	356,975

	$2,050,732	$1,657,424

CURRENT LIABILITIES:
Accounts Payable	$173,724	$149,485
Short-Term Borrowings	10,622	2,609
Accrued Liabilities	241,893	215,763

Total Current Liabilities	426,239	367,857

OTHER LIABILITIES:
Deferred Income Tax Liability	107,221	65,529
Accrued Pension Cost	22,120	21,826
Accrued Employee Benefits	14,885	14,280
Accrued Postretirement Health Care Obligation	77,144	44,641
Other Long-Term Liabilities	15,780	14,990
Long-Term Debt	486,131	502,378

Total Other Liabilities	723,281	663,644

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	55,566	38,186
Retained Earnings	987,736	895,930
Accumulated Other Comprehensive Income	7,293	1,190
Unearned Compensation on Restricted Stock	(1,863)	(981)
Treasury Stock, at Cost	(147,520)	(308,402)

Total Shareholders’ Investment	901,212	625,923

	$2,050,732	$1,657,424

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended Fiscal March
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES :
Net Income	$86,196	$95,919
Extraordinary Gain	(19,800)	—
Depreciation and Amortization	54,182	48,167
Loss on Disposition of Plant and Equipment	1,922	4,507
Provision for Deferred Income Taxes	(15,428)	1,119
Increase in Accounts Receivable	(137,850)	(217,725)
Increase in Inventories	(49,996)	(121,955)
Decrease in Other Current Assets	5,960	3,460
Increase in Accounts Payable and Accrued Liabilities	39,854	68,830
Other, Net	(13,245)	(12,975)

Net Cash Used in Operating Activities	(48,205)	(130,653)

CASH FLOWS FROM INVESTING ACTIVITIES :
Additions to Plant and Equipment	(61,027)	(35,456)
Proceeds Received on Disposition of Plant and Equipment	758	617
Proceeds Received on Sale of Certain B&S Canada Assets	4,050	—
Cash Paid for Acquisitions, Net of Cash Received	(350,044)	—
Dividends Received	18,351	3,500
Investment in Joint Venture	(1,500)	—
Refund of Cash Paid for Acquisition	—	5,686

Net Cash Used in Investing Activities	(389,412)	(25,653)

CASH FLOWS FROM FINANCING ACTIVITIES :
Net Borrowings (Repayments) on Loans and Notes Payable	132,495	(331)
Dividends	(17,502)	(14,667)
Issuance Cost on Loans	(925)	—
Proceeds from Exercise of Stock Options	19,037	29,415

Net Cash Provided by Financing Activities	133,105	14,417

EFFECT OF EXCHANGE RATE CHANGES	2,873	1,874

NET DECREASE IN CASH AND CASH EQUIVALENTS	(301,639)	(140,015)
CASH AND CASH EQUIVALENTS, Beginning	342,394	324,815

CASH AND CASH EQUIVALENTS, Ending	$40,755	$184,800